Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Launches Tender Offer and Consent Solicitation for its 5.50% Senior Notes due 2024 and

its 5.750% Senior Notes due 2025

Whippany, New Jersey, May 10, 2021 — Suburban Propane Partners, L.P. (NYSE:SPH) (“Suburban Propane”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, announced today that Suburban Energy Finance Corp. and Suburban Propane (collectively “Suburban”), have commenced a cash tender offer and consent solicitation (the “Offer”) for any and all of (i) the $525,000,000 aggregate principal amount of their 5.50% Senior Notes due 2024 (the “2024 Senior Notes”) and (ii) the $250,000,000 aggregate principal amount of their 5.750% Senior Notes due 2025 (the “2025 Senior Notes,” and together with the 2024 Senior Notes, the “Notes”).

The tender offer will expire at 11:59 p.m., New York City time, on June 7, 2021, unless extended or earlier terminated (such date and time, as the same may be modified, the “Expiration Date”). Tendered Notes may be withdrawn prior to 5:00 p.m., New York City time, on May 21, 2021 (the “Withdrawal Deadline”), but not thereafter.

The following table summarizes terms material to the determination of the total consideration to be received in the Offer per $1,000 principal amount of Notes that are validly tendered prior to the 5:00 p.m., New York City time, on May 21, 2021 (the “Consent Deadline”) and not properly withdrawn prior to the Withdrawal Deadline, as well as the tender offer consideration to be received in the Offer per $1,000 principal amount of Notes that are validly tendered after the Consent Deadline, but on or prior to the Expiration Date:

Title of Note	CUSIP No.	Outstanding Principal Amount(1)	Consent Deadline	Tender Offer Consideration(2)	Consent Payment(2)	Total Consideration(2)(3)
5.500% Senior Notes due 2024	864486 AH8	$525,000,000	May 21, 2021	$982.00	$30.00	$1,012.00
5.750% Senior Notes due 2025	864486 AJ4	$250,000,000	May 21, 2021	$990.42	$30.00	$1,020.42

(1)	As of May 10, 2021.
(2)	Per $1,000 principal amount of Notes that are accepted for purchase.
(3)	Includes the Consent Payment.

Holders of the Notes that are validly tendered at or prior to the Consent Deadline and not properly withdrawn prior to the Withdrawal Deadline, and are accepted for purchase, will receive the total consideration, in the amount of (i) $1,012.00 per $1,000 of principal amount of the 2024 Senior Notes, and (ii) $1,020.42 per $1,000 principal amount of the 2025 Senior Notes, which, in each case, includes a consent payment of $30.00 per $1,000 of principal amount of Notes.

Holders of the Notes that are validly tendered after the Consent Deadline, but on or prior to the Expiration Date and not properly withdrawn prior to the Withdrawal Deadline, and are accepted for purchase, will receive only the tender offer consideration, in the amount of (i) $982.00 per $1,000 of principal amount of the 2024 Senior Notes, and (ii) $990.42 per $1,000 principal amount of the 2025 Senior Notes.

Payment for Notes validly tendered at or prior to the Consent Deadline and not properly withdrawn prior to the Withdrawal Deadline, and are accepted for purchase, may be made at the option of Suburban promptly after the Consent Deadline. Payment for Notes validly tendered after the Consent Deadline and on or prior to the Expiration Date and not properly withdrawn prior to the Withdrawal Deadline, and are accepted for purchase, will be made promptly after the Expiration Date. The early settlement date is expected to be May 24, 2021. In addition to the total consideration or tender offer consideration, as applicable, holders whose Notes are accepted for purchase will also receive accrued and unpaid interest up to, but not including, the early settlement date or final settlement date, as applicable.

In connection with the offer to purchase, Suburban is soliciting consents to certain proposed amendments to the indenture governing the 2024 Senior Notes (the “2024 Indenture”) and the indenture governing the 2025 Senior Notes (the “2025 Indenture”), in each case, to, among other changes, eliminate substantially all of the restrictive covenants, certain events of default and related provisions with respect to the Notes, and shorten the minimum notice period for redemptions of the Notes to three business days. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes in the Offer and may not validly revoke consents prior to the date that the supplemental indentures effecting the amendments described above become effective (such date, the “Indenture Date”) without validly withdrawing the previously tendered Notes to which such consents relate. Following the Indenture Date, previously delivered Consents may no longer be revoked. The completion of the Offer and the New Notes Offering (as defined below) are not conditioned on the receipt of the requisite consents or any minimum amount of Notes being tendered.

Suburban intends to fund the purchase of the Notes tendered in the Offer with the net proceeds from a concurrent offering (the “New Notes Offering”), in a transaction exempt from registration under the Securities Act of 1933, as amended, by Suburban, of $650,000,000 aggregate principal amount of Senior Notes due 2031 (the “New Notes”), together with a combination of cash on hand and borrowings under a revolving credit facility. Suburban’s obligations to accept for purchase, and to pay for, the applicable Notes validly tendered pursuant to the Offer is subject to (1) consummation of the New Notes Offering and (2) certain other customary conditions.

If the Offer is not consummated, or if Suburban purchases less than all of the outstanding 2024 Notes in the Offer, Suburban currently intends to exercise its right to redeem any 2024 Notes that remain outstanding, although it has no legal obligation to the holders of the 2024 Notes to do so and the selection of any particular redemption date is at its sole discretion. This statement of intent shall not constitute a notice of redemption under the 2024 Indenture. Any such notice, if made, will only be made in accordance with the provisions of the 2024 Indenture.

Concurrently with the commencement of the Offer, Suburban issued a conditional notice of redemption to the holders of the outstanding 2025 Notes, which provides for the redemption on June 9, 2021 of all outstanding 2025 Notes not purchased pursuant to the Offer at a redemption price equal to 101.917% of the principal amount thereof, plus accrued and unpaid interest, to, but not including, June 9, 2021. This press release is not a notice of redemption under the 2025 Indenture. Any such notice, if made, will only be made in accordance with the provisions of the 2025 Indenture.

The complete terms and conditions of the Offer are set forth in the Offer to Purchase and Consent Solicitation Statement, dated May 10, 2021 (the “Offer to Purchase”) and in the related Consent and Letter of Transmittal, along with any amendments and supplements thereto, which holders are urged to read carefully before making any decision with respect to the Offer. The closing of the Offer will be subject to a number of conditions that are set forth in the Offer to Purchase, including the successful completion by Suburban of the New Notes Offering. Suburban may amend, extend or, subject to certain conditions, terminate the Offer.

Suburban has retained BofA Securities, Inc. to act as Dealer Manager in connection with the Offer. Copies of the Offer to Purchase and the related Letter of Transmittal may be obtained from D.F. King & Co., Inc., the Tender Agent and the Information Agent for the Offer, by email at sph@dfking.com or by phone at (212) 269-5550 (banks and brokers) or (866) 745-0273 (all others). Questions regarding the Offer may be directed to the Tender Agent and the Information Agent at this phone number. Questions regarding the Offer may also be directed to the Dealer Manager at (980) 388-3646 (collect) or debt_advisory@bofa.com.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities. The Offer is being made solely by means of the Offer to Purchase and the related Consent and Letter of Transmittal.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, renewable propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity and investor in low carbon fuel alternatives, servicing over 1 million customers through its 700 locations across 41 states. The company proudly celebrated 90 years of innovation, growth and quality service in 2018. The brand is currently focused on three core elements including Suburban Commitment - showcasing the company’s 90+ year legacy of flexibility, reliability and dependability, Suburban Cares - highlighting dedication to serving local communities across the nation and Go Green with Suburban Propane - promoting the affordable, clean burning and versatile nature of propane as a bridge to a green energy future. Suburban Propane is a New York Stock Exchange listed limited partnership headquartered in Whippany, NJ. For additional information on Suburban Propane, please visit www.suburbanpropane.com.

About Suburban Energy Finance Corp.

Suburban Energy Finance Corp. is a Delaware corporation and a wholly-owned subsidiary of Suburban Propane formed for the sole purpose of acting as the co-issuer of the Notes and as co-obligor for other debt securities Suburban Propane has issued and may issue in the future. It has nominal assets and does not and will not conduct any operations or have any employees.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding actions taken by the holders of the Notes or by Suburban with respect to the offer and whether the conditions to the offer will be satisfied. These statements reflect Suburban’s expectations or forecasts based on assumptions made by the partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward-looking statements. These risks are further described in Suburban’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and Suburban undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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